UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 9, 2010
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-52105 (Commission File Number)	94-3030279 (I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
Amended Employment Agreement with Jack A. Hockema
     On November 9, 2010, Kaiser Aluminum Corporation (the “Company”) and Jack A. Hockema, the Company’s President and Chief Executive Officer, amended and restated Mr. Hockema’s employment agreement (the “Amended Agreement”) to (i) extend the term from July 5, 2012, through July 6, 2015, and remove the evergreen provision, (ii) eliminate the Company’s obligation to make excise tax gross up payments to Mr. Hockema, and (iii) modify Mr. Hockema’s long-term incentive compensation by increasing the target economic value of his annual equity awards from 165% to 227% of his base salary, decreasing the portion of his annual equity award in the form of restricted stock from 50% to 36% of the target economic value, and increasing the portion of his annual equity awards in the form of performance shares from 50% to 64% of the target economic value.
     The Amended Agreement reflects Mr. Hockema’s current base salary of $807,000 and continues to provide for (i) an annual short-term incentive target equal to 68.5% of his base salary payable in cash subject to the Company meeting the applicable underlying performance thresholds and a cap of three times the target, (ii) annual equity awards with the target economic value described above and terms similar to the terms of equity grants made to other senior executives at the time they are made, (iii) severance and change-in-control benefits consistent with the terms of the prior agreement except for the elimination of the excise tax gross up payments noted above, and (iv) Mr. Hockema’s participation in the various retirement and benefit plans for salaried employees.
     The preceding description of the Amended Agreement is a summary and is qualified in its entirety by the Amended Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated as of November 9, 2010, between the Company and Jack A. Hockema.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
	By:	/s/ John M. Donnan
John M. Donnan
Date: November 15, 2010		Senior Vice President, Secretary and General Counsel

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